NISSAN MOTOR ACCEPTANCE CORPORATION

OFFICER'S CERTIFICATE

The undersigned, Kazuhiko Kazama, Treasurer of NISSAN MOTOR ACCEPTANCE CORPORATION, a California corporation (the “Company”), does hereby certify, in his capacity as such corporate officer, as follows:

(1) The undersigned has caused a review of the activities of the Company, in its capacity as Servicer, during the period October 18, 2005 through March 31, 2006, to conducted under his supervision; and

(2) To the best of the undersigned’s knowledge, no Servicer Default has occurred during the period October 25, 2005 through March 31, 2006.

This Officer’s Certificate is being furnished pursuant to Section 3.01(c) of the Servicing Agreement, dated as of March 1, 1999, as amended, and Section 8.11(a) of the 2005-A Servicing Supplement, dated as of October 25, 2005, by and among Nissan-Infiniti LT, NILT Trust and the Company (the “Agreement”).

Capitalized terms not otherwise defined herein have the meaning assigned to them in the Agreement.

IN WITNESS WHEREOF, I have set my hand effective as of the 31st day of March, 2006.

                                /s/ Kazuhiko Kazama__________________
                                Kazuhiko Kazama
                                Treasurer